Exhibit 99.1

AIM ImmunoTech Announces Closing of $8.0 Million Public Offering

OCALA, Fla., July 31, 2025 — AIM ImmunoTech Inc. (NYSE American: AIM) (the “Company”), today announced the closing of its previously announced public offering of an aggregate of 2,000,000 shares of its common stock (or pre-funded warrants in lieu thereof), Class E warrants to purchase up to 2,000,000 shares of common stock, and Class F warrants to purchase up to 2,000,000 shares of common stock, at a combined public offering price of $4.00 per share (or $3.999 per pre-funded warrant) and accompanying warrants. The warrants have an exercise price of $4.00 per share, and were exercisable immediately upon issuance. The Class E warrants will expire on the fifth anniversary of the original issuance date, and the Class F warrants will expire on the eighteen-month anniversary of the original issuance date. Gross proceeds, before deducting placement agent fees and offering expenses, were approximately $8.0 million.

Maxim Group LLC acted as sole placement agent in connection with this offering.

The securities described above were being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-284443) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 28, 2025. Copies of the final prospectus relating to this offering have been filed with the SEC and may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The Company urges investors to consider specifically the various risk factors identified in the Registration Statement, the Company’s most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

AIM@jtcir.com